UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2018

ATHENEX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38112	43-1985966
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Main Street, Suite 600, Buffalo, New York	14203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (716) 427-2950

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On April 25, 2018, James Zukin informed the Board of Directors of Athenex, Inc. (the “Company”) that he is resigning from the Board effective July 1, 2018. After that time, Mr. Zukin will continue as a strategic and business advisor to the Company’s Chief Executive Officer. Mr. Zukin’s resignation is not related to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices, but rather is due to personal reasons.

On April 27, 2018, the Company and Mr. Zukin entered into a Transition Agreement. The Transition Agreement provides that, beginning on July 1, 2018 (the “Transition Date”) and for a period of six months (the “Term”), Mr. Zukin will provide strategic and business advice at the Company’s request. The Term may be extended by mutual agreement of the Company and Mr. Zukin. Mr. Zukin will not be paid any fees or other remuneration after the Transition Date. In addition, all of Mr. Zukin’s unvested options will cease to vest on the Transition Date, though Mr. Zukin may exercise any vested options after that time in accordance with the Company’s 2017 Omnibus Incentive Plan and any applicable award agreement. The Transition Agreement includes a mutual release and confidentiality and non-disparagement provisions.

The foregoing description of the Transition Agreement is qualified in its entirety by reference to the full and complete text of the agreement which is filed as Exhibit 10.33 to this Current Report on Form 8-K and incorporated herein by reference. A copy of the press release regarding the matters above is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.33	Transition Agreement by and between Athenex, Inc. and James Zukin dated April 27, 2018.

99.1	Press release dated April 30, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATHENEX, INC.

Date: April 30, 2018	/s/ Li Shen
	Name:	Li Shen
	Title:	Vice President of Financial Reporting and Acting Chief Accounting Officer